Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-179158, 333-179159, 333-144254, 333-144253, 333-144252, 333-85412, 333-85418, and 333-85420) pertaining to the Directors’ Stock Option Plan, Executive Long-Term Stock Incentive Plan, and Employee Stock Option Plan of Monarch Casino & Resort, Inc. of our report dated July 12, 2012, with respect to the financial statements of Riviera Black Hawk, Inc., which report appears in this current report on Form 8-K/A of Monarch Casino & Resort, Inc. filed on July 12, 2012.

/s/ Ernst & Young LLP

Las Vegas, Nevada

July 12, 2012